SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (this “Agreement”) is made as of December 3, 2012 by and among (i) Michael Traina (“Junior Lender”); (ii) Optos Capital Partners, LLC (“Optos”) and Focus Venture Partners, Inc. (“Ultimate Parent”) (Optos and Ultimate Parent sometimes hereinafter are referred to individually as an “Obligor” and collectively as the “Obligors”); and (iii) Atalaya Administrative LLC, in its capacity as administrative agent for the Lenders party to the Credit Agreement referred to below (“Senior Lender”).

INTRODUCTION

A.           Optos, MDT Labor, LLC ("MDT"), Focus Fiber Solutions, LLC ("Focus"), Jus-Com, Inc.("Jus-Com"), CMK Resources Group, LLC ("CMK") and Townsend Careers, LLC ("Townsend", and together with MDT, Focus, Jus-Com, CMK and Optos, collectively, the “Borrowers”), the financial institutions from time to time parties thereto, as Lenders thereunder, and the Senior Lender, as administrative agent for such Lenders, have entered into that certain Credit Agreement dated as of December 3, 2012 (as the same has been and may be further amended, restated, supplemented, replaced, substituted, refinanced or otherwise modified from time to time, the “Credit Agreement”), in order to, among other things, set forth the terms and conditions under which the Lenders will from time to time make Loans (as defined in the Credit Agreement) to Borrowers.

B.           The Junior Lender has heretofore extended credit to Optos as evidenced by a Promissory Term Note dated December 3, 2012 in the original principal amount of $4,000,000 (“Junior Note”), and Ultimate Parent has guaranteed repayment of the Junior Note pursuant to that certain Guaranty Agreement dated December 3, 2012 (the “Junior Guaranty”) made by Ultimate Parent in favor of the Junior Lender.

C.           As a condition precedent to Senior Lender's extension of Loans to Borrowers, Senior Lender has required Obligors and Junior Lender to enter into this Agreement.

NOW THEREFORE, in order to induce the Senior Lender to continue to provide the financial accommodations to Borrowers contemplated by the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree, as follows:

1.          Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Credit Agreement. As used in this Agreement, the following terms have the following meanings:

“Bankruptcy Code” shall mean Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statutes and all rules and regulations promulgated thereunder.

“Collection Action” shall mean, with respect to the Junior Debt, any action (a) to sue for, take or receive from or on behalf of any Obligor or any other Loan Party, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by such Obligor or any other Loan Party with respect to the Junior Debt, (b) to initiate or participate with others in any suit, action or Proceeding against such Obligor, any other Loan Party or their property to (i) enforce payment of or to collect the whole or any part of the Junior Debt or (ii) commence judicial enforcement of any of the rights and remedies under the Junior Debt Documents or applicable law with respect to the Junior Debt, (c) to cause such Obligor or any other Loan Party to honor any redemption, put or mandatory payment obligation with respect to the Junior Debt or any other equity interests of such Obligor or any other Loan Party or (d) to take any action under the provisions of any state, federal or foreign law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of such Obligor or any other Loan Party.

“Junior Debt” shall mean all indebtedness and obligations of any Obligor or any other Loan Party to the Junior Lender under the Junior Note, the Junior Guaranty and any other Junior Debt Documents.

“Junior Debt Documents” shall mean, collectively, the Junior Note, the Junior Guaranty, and any and all other documents, agreements and instruments evidencing the Junior Debt.

“Junior Default” shall mean a default in the payment of the Junior Debt or in the performance of any term, covenant or condition contained in any of the Junior Debt Documents or any other occurrence permitting the Junior Lender to accelerate the payment of or put or cause the redemption of all or any portion of the Junior Debt or any of the Junior Debt Documents.

“Paid in Full” or “Payment in Full” means the irrevocable and indefeasible payment in full of the Senior Debt and the termination of the lending commitments under the Senior Debt Documents.

“Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Proceeding” shall mean with respect to any Obligor or any other Loan Party, any (i) voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, or reorganization proceeding, (ii) assignment for the benefit of creditors, (iii) appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such Obligor or any other Loan Party or any of their property, (iv) arrangement with creditors (whether or not pursuant to bankruptcy or other insolvency laws), or (v) any other proceeding for the total or partial liquidation, dissolution or other winding up or any other marshaling of the assets and liabilities of such Obligor or any other Loan Party or other similar proceeding, including, without limitation, any of the foregoing under the Bankruptcy Code.

“Reorganization Subordinated Securities” shall mean debt or equity securities issued in a Proceeding in substitution for all or any portion of the Junior Debt, in each case that (a) are subordinated in right of payment, performance and otherwise to the Senior Debt (or any debt and equity securities issued in substitution for all or any portion of the Senior Debt) to at least the same extent that the Junior Debt is subordinated to the Senior Debt pursuant to the terms of this Agreement, (b) do not have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise) unless the Senior Debt has at least the same benefit of the obligation of such Person, and (c) do not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms, that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of (x) any such debt or equity securities issued to the Senior Lender in connection with such Proceeding or (y) the Junior Debt immediately prior to such issuance; provided in each case that the Junior Lender shall have entered into such supplements to or modifications of this Agreement as the Senior Lender reasonably may request to reflect the continued subordination of the Reorganization Subordinated Securities to the Senior Debt (or debt and equity securities issued in substitution of all or a portion thereof).

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“Senior Debt” shall mean the “Obligations,” as such term is defined in the Credit Agreement, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding, together with (a) any amendments, modifications, refinancings, replacements, renewals or extensions thereof and (b) any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim. Senior Debt shall be considered to be outstanding whenever any loan commitment under the Senior Debt Document is outstanding.

“Senior Debt Documents” shall mean, collectively, the Credit Agreement, the other Loan Documents (as defined in the Credit Agreement) and all other documents, agreements and instruments evidencing, securing or otherwise pertaining to all or any portion of the Senior Debt.

“Senior Default” shall mean any “Event of Default” (or other term of similar import or meaning) under the Senior Debt Documents.

2.           Subordination.

2.1         Subordination of Junior Debt to Senior Debt. Each Obligor covenants and agrees, and the Junior Lender covenants and agrees, that (a) the payment of any and all of the Junior Debt is subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior Payment in Full of the Senior Debt and (b) the existing and hereafter acquired liens and security interests in each case securing the Senior Debt of the Senior Lender or any holder of Senior Debt in any Collateral are senior, regardless of the time or order of attachment or the time, order, lack or method of perfection, to all existing and hereafter acquired liens and security interests, if any, of the Junior Lender (or any agent therefor) in the Collateral, if any, securing all or any portion of the Junior Debt. Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Agreement. The parties hereto hereby intend that this Agreement be enforceable under the Bankruptcy Code.

2.2         Proceedings.

(a)          Payments and Distributions. In the event of any Proceeding involving any Obligor any other Loan Party or any property of any Obligor or any other Loan Party, (i) all Senior Debt first shall be Paid in Full before any payment of, or payment or distribution with respect to, the Junior Debt shall be made (other than a distribution of Reorganization Subordinated Securities); (ii) any payment or distribution, whether in cash, property or securities which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Junior Debt (other than a distribution of Reorganization Subordinated Securities), shall be paid or delivered directly to the Senior Lender (to be held and/or applied by the Senior Lender in accordance with the terms of the Credit Agreement) until all Senior Debt is Paid in Full, and the Junior Lender irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and distributions; and (iii) the Junior Lender agrees to execute and deliver to the Senior Lender or its representatives all such further instruments confirming the authorization referred to in the foregoing clause (ii).

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(b)          Proofs of Claim; Claims; Voting; and Other Matters. At any meeting of creditors or in the event of any Proceeding involving any Obligor, any other Loan Party or any property of any Obligor or any other Loan Party, the Junior Lender shall retain the right to vote, file a proof of claim and otherwise act with respect to the Junior Debt (including the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension); provided that the Junior Lender shall not (i) initiate, prosecute or participate in any claim or action in such Proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt, this Agreement, or any liens and security interests securing the Senior Debt or (ii) vote to accept any plan of partial or complete liquidation, reorganization, arrangement, composition or extension that does not provide for the Payment in Full of the Senior Debt without the prior written consent of the Senior Lender or (iii) vote, file a proof of claim and otherwise act with respect to the Junior Debt in any manner inconsistent with the terms of this Agreement. In the event the Junior Lender fails to execute, verify, deliver and/or file any proofs of claim in respect of the Junior Debt in connection with any such Proceeding prior to the date that is five (5) days before the expiration of the time to file any such proof or fails to vote any such claim in any such Proceeding prior to the date that is five (5) days before the expiration of the time to vote any such claim, the Junior Lender hereby irrevocably authorizes, empowers and appoints Senior Lender its agent and attorney-in-fact to execute, verify, deliver and file such proofs of claim and vote such claim in any such Proceeding; provided the Senior Lender shall have no obligation to exercise any such authority with respect to the Junior Lender’s claim. In the event the Senior Lender votes any such claim in accordance with the authority granted hereby, the Junior Lender shall not be entitled to change or withdraw such vote.

(c)          Reinstatement. The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of the Senior Lender and the Junior Lender even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided or disallowed in connection with any such Proceeding. This Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

(d)          Collateral. To the extent that the Junior Lender has or acquires any liens or other rights with respect to any Collateral, the Junior Lender shall not assert such rights in any Proceeding without the prior written consent of the Senior Lender unless requested to do so by the Senior Lender, in which case the Junior Lender shall seek to exercise such rights in the manner requested by the Senior Lender.

2.3         Junior Debt Payments.

(a)          Restrictions on Payment. The terms of the Junior Debt Documents to the contrary notwithstanding, each Obligor hereby agrees that it shall not at any time make, and shall not permit or cause to be made, and the Junior Lender hereby agrees that it shall not at any time accept, or permit to be accepted, directly or indirectly, any payment or distribution on account of, or any redemption, purchase or acquisition of, the Junior Debt (by set off or otherwise) until the Senior Debt is Paid in Full; provided, that so long as no Event of Default exists or would be created by such payment:

(i)          Optos may pay, and Junior Lender may accept, payment of accrued and unpaid interest on the Junior Debt at any time after March 31, 2013 not more than fifteen, nor less than five, Business Days after the date Optos has delivered to Senior Lender notice of the amount and date of the payment of accrued and unpaid interest proposed to be made (the “Proposed Interest Payment”), accompanied by evidence reasonably acceptable to Senior Lender that (A) the Fixed Charge Coverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the date the Proposed Interest Payment is to be made was greater than 1.25 to 1.00, and (B) if the Proposed Interest Payment had been made on such last day, the Fixed Charge Coverage Ratio as of such last day still would have been greater than 1.25 to 1.00; and

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(ii)         Optos may pay, and Junior Lender may accept, a one-time payment of principal on the Junior Debt in an amount up to $1,500,000 so long as Optos has delivered to Senior Lender evidence reasonably acceptable to Senior Lender that Ultimate Parent has received not less than $10,000,000 in gross proceeds from the issuance of Qualified Stock subsequent to the Closing Date, so long as such payment is made substantially concurrently with the receipt by Optos of such gross proceeds; and

(iii)        Optos may pay, and Junior Lender may accept, scheduled payments of principal on the Junior Debt not more than fifteen, nor less than five, Business Days after the date Optos has delivered to Senior Lender notice of the amount and date of the scheduled payment of principal proposed to be made (the “Proposed Principal Payment”), accompanied by evidence reasonably acceptable to Senior Lender that:

(A)         Ultimate Parent has received not less than $10,000,000 in gross proceeds from the issuance of Qualified Stock subsequent to the Closing Date;

(B)         the Senior Debt to EBITDA Ratio for the Computation Period ending as of the last day of the Fiscal Quarter most recently ended prior to the date the Proposed Principal Payment is to be made, and for the Computation Period ending as of the last day of the immediately preceding Fiscal Quarter, was less than 1.25 to 1.00;

(C)         the Fixed Charge Coverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the date the Proposed Principal Payment is to be made was greater than 1.25 to 1.00; and

(D)         if the Proposed Principal Payment had been made on the last day of the Fiscal Quarter most recently ended prior to the date the Proposed Principal Payment is to be made, the Fixed Charge Coverage Ratio as of such last day still would have been greater than 1.25 to 1.0.

2.4         Restriction on Action by the Junior Lender.

(a)          Until the Senior Debt is Paid in Full, the Junior Lender shall not, without the prior written consent of the Senior Lender, exercise any right or remedy or action, including declaring the Junior Debt to be due and payable or taking any other action, including, without limitation, a Collection Action, with respect to the Junior Debt (including the declaration of a default or event of default or the giving of any notice in connection therewith). Any proceeds of any Collection Action obtained by the Junior Lender shall in any event be held in trust by it for the benefit of Senior Lender and promptly paid or delivered to Senior Lender in the form received until all Senior Debt is Paid in Full.

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(b)          Notwithstanding any provision of this Agreement to the contrary, the Junior Lender agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim against the Senior Lender the benefit of any marshaling, appraisal, valuation or other similar doctrine or right that may otherwise be available under applicable law or any other similar rights a junior creditor might have under applicable law with respect to the Collateral.

2.5         No Liens.

(a)          Until the Senior Debt is Paid in Full, the Junior Lender shall not seek to obtain, and shall not take, accept, obtain or have, any lien or security interest in any Collateral as security for all or any part of the Junior Debt and, in the event that the Junior Lender obtains any liens or security interests in any Collateral not otherwise permitted hereby, the Junior Lender shall (or shall cause its agents to) promptly execute and deliver to the Senior Lender such documents, agreements and instruments, and take such other actions, as the Senior Lender shall request to release such liens and security interests in such Collateral.

(b)          The Senior Lender shall have the exclusive right as to the exercise and enforcement of all privileges and rights with respect to the Collateral in its sole discretion, including, without limitation, the exclusive right to take or retake control or possession of such Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate such Collateral or settle or adjust insurance claims with respect thereto. Without in anyway limiting the foregoing, if in connection with any sale or other disposition of Collateral the Senior Lender requests that the Junior Lender release any liens upon such Collateral, then the Junior Lender shall execute and deliver such documents, agreements and instruments, and take such other actions, at Obligors’ expense, as are necessary to release any liens in favor of Junior Lender in such Collateral.

(c)          In furtherance of the foregoing, the Junior Lender hereby irrevocably appoints the Senior Lender its attorney-in-fact, with full authority in the place and stead of the Junior Lender and in the name of the Junior Lender or otherwise, to execute and deliver any document, agreement or instrument which the Junior Lender may be required to deliver pursuant to this Section 2.5. The Senior Lender shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

2.6         Amendment of Junior Debt Documents. Until the Senior Debt is Paid in Full, and anything contained in the Junior Debt Documents, the Credit Agreement or any of the other Senior Debt Documents to the contrary notwithstanding, the Junior Lender shall not, without the prior written consent of the Senior Lender, agree to any amendment or supplement to, or other modification of, the Junior Debt Documents or the Junior Debt the effect of which is to (a) increase the maximum principal amount of the Junior Debt, (b) increase the rate of interest on any of the Junior Debt, (c) change any date upon which regularly scheduled payments of principal or interest on the Junior Debt are due to an earlier date, (d) add or make more restrictive any event of default or any covenant with respect to the Junior Debt or make any change to any event of default or any covenant which would have the effect of making such event of default or covenant more restrictive, (e) change the final maturity date of any Junior Debt to a date that is earlier than the date which is 180 days after the scheduled maturity date of the Senior Debt, (f) take any liens or security interests in assets of any Obligor or any other Collateral securing the Senior Debt, (g) change any redemption, put or prepayment provisions of the Junior Debt, (h) alter the subordination provisions with respect to the Junior Debt, including, without limitation, subordinating the Junior Debt to any other indebtedness, or (i) change or amend any other term of the Junior Debt Documents if such change or amendment would result in a Senior Default, increase the obligations of any Obligor or confer additional material rights on the Junior Lender or any holder of the Junior Debt in a manner adverse to such Obligor or the Senior Lender.

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2.7         Incorrect Payments. If any payment of the Junior Debt not permitted to be made by any Obligor or received by the Junior Lender under this Agreement is received by the Junior Lender before all Senior Debt is Paid in Full, such payment shall not be commingled with any asset of the Junior Lender, shall be held in trust by the Junior Lender for the benefit of all holders of Senior Debt and shall be promptly paid over to the Senior Lender or its designated representatives, for application (in accordance with the Credit Agreement) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is Paid in Full. Any amount held in trust or paid over to the Senior Lender or its designated representatives shall not be considered a payment of Junior Debt as between the Obligors and Junior Lenders.

2.8         Transfer. The Junior Lender shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Junior Debt or any Junior Debt Document (a) without giving prior written notice of such action to the Senior Lender, (b) unless prior to the consummation of any such action, the transferee thereof shall execute and deliver to the Senior Lender an agreement substantially identical to this Agreement providing for the continued subordination and forbearance of the Junior Debt to the Senior Debt as provided herein and for the continued effectiveness of all of the rights of the Senior Lender arising under this Agreement, and (c) unless, following the consummation of any such action, there shall be either (i) no more than three (3) holders of the Junior Debt or (ii) one Person acting as agent for all holders of the Junior Debt pursuant to documentation reasonably satisfactory to the Senior Lender such that any notices and communications to be delivered to or by the Junior Lender hereunder shall be made to or obtained from such agent and shall be binding on the Junior Lender as if directly received by or obtained from the Junior Lender. Notwithstanding the failure to execute or deliver any such agreement substantially identical to this Agreement, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Junior Debt, and the terms of this Agreement shall be binding upon the successors and assigns of the Junior Lender.

2.9         Legends. Until the Senior Debt is Paid in Full, the Junior Note and any other Junior Debt Document at all times shall contain in a conspicuous manner the following legend:

“This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (as the same may be amended, supplemented, replaced, substituted, refinanced, or otherwise modified from time to time, the “Subordination Agreement”) dated as of December 3, 2012 among Michael Traina, Optos Capital Partners, LLC, Focus Venture Partners, Inc. and Atalaya Administrative LLC, to the Senior Debt (as defined therein), as more particularly described in the Subordination Agreement, and each holder of this instrument, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.”

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3.          Modifications to Senior Debt. The Senior Lender may at any time without the consent of or notice to the Junior Lender, without incurring liability to the Junior Lender and without impairing or releasing the obligations of the Junior Lender under this Agreement, change the manner or place of payment or extend the time of payment of, increase the interest rates and fees applicable to or renew or alter any of the other terms of the Senior Debt or the Senior Debt Documents, or amend, modify, supplement, restate, substitute, replace or refinance in any manner any Senior Debt Document or any other any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Debt.

4.          Continued Effectiveness of this Agreement. The terms of this Agreement, the subordination effected hereby, and the rights and the obligations of the Junior Lender, Obligors, the Senior Lender and any holders of the Senior Debt arising hereunder shall not be affected, modified or impaired in any manner or to any extent by the validity or enforceability of any of the Senior Debt Documents, or the Junior Debt Documents, or any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Debt, the Senior Debt Documents, the Junior Debt or the Junior Debt Documents. The Junior Lender hereby acknowledges that the provisions of this Agreement are intended to be enforceable at all times, whether before the commencement of, after the commencement of, in connection with or premised on the occurrence of a Proceeding.

5.          No Contest by Junior Lender. The Junior Lender agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents, or the liens and security interests of the Senior Lender and any holders of the Senior Debt in any Collateral.

6.          Representations and Warranties. The Junior Lender hereby represents and warrants to the Senior Lender as follows:

6.1         Authority. The Junior Lender has full power and capacity to enter into, execute, deliver and carry out the terms of this Agreement.

6.2         Binding Agreements. This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Junior Lender enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

6.3         Conflicting Agreements; Litigation. No provisions of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on the Junior Lender conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of the terms of this Agreement by the Junior Lender. No pending or, to the best of the Junior Lender’s knowledge, threatened, litigation, arbitration or other proceedings if adversely determined would prevent the performance of the terms of this Agreement by the Junior Lender.

6.4         Ownership. The Junior Lender is the sole and lawful owner, beneficially and of record, of its Junior Note and the Junior Debt evidenced thereby and no part thereof is subject to any defense, credit, setoff, deduction, dispute or counterclaim, all such defenses, credits, setoffs, deductions and disputes and counterclaims hereby being waived.

6.5         Default under Junior Note. On the date hereof, no Junior Default exists under or with respect to the Junior Note or any of the other Junior Debt Documents.

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7.          Notice of Junior Default. The Junior Lender and Obligors shall provide the Senior Lender with a written notice of the occurrence of each Junior Default, and shall notify the Senior Lender in writing in the event such Junior Default is cured or waived; provided that any failure to deliver any such notices shall not otherwise affect the subordination provisions or other obligations of the Junior Lender or Obligors hereunder.

8.          Cumulative Rights, No Waivers. Each and every right, remedy and power granted to the Senior Lender or any holder of the Senior Debt hereunder shall be cumulative and in addition to any other rights, remedy or power specifically granted herein or in the Senior Debt Documents or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by the Senior Lender or any holder of Senior Debt from time to time, concurrently or independently and as often and in such order as the Senior Lender or such holder may deem expedient. Any failure or delay on the part of the Senior Lender or any holder of Senior Debt in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect the rights of the Senior Lender or such holder thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of the rights of the Senior Lender or such holder hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.

9.          Modification. Any modification or waiver of any provision of this Agreement, or any consent to any departure by the Junior Lender therefrom, shall not be effective in any event unless the same is in writing and signed by the Senior Lender and the holders of at least 51% of the then outstanding principal balance of the Junior Note, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given.

10.        Additional Documents and Actions. The Junior Lender at any time, and from time to time, after the execution and delivery of this Agreement, shall promptly execute and deliver such further documents and do such further acts and things as the Senior Lender reasonably may request in order to effect fully the purposes of this Agreement.

11.        Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and shall be given only by, and shall be deemed to have been received upon: (a) where the sender and recipient are both located in the United States of America, registered or certified mail, return receipt requested, on the date on which such notice was received as indicated in such return receipt; (b) delivery by a nationally recognized overnight courier, one (1) Business Day (but shall be two (2) Business Days in the case of notices by Senior Lender to Junior Lender or by Junior Lender to Senior Lender) after deposit with such courier; or (c) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

Notices shall be addressed as follows:

(a)          If to the Junior Lender:

Michael Traina

105 Montgomery Ave., Suite 1053

Lansdale, PA 19446

Telephone:	(267) 421-5040
Facsimile:	(267) 421-5281

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(b)          If to any Obligor:

c/o Optos Capital Partners, LLC

969 Postal Road

Suite 100

Allentown, PA 18109

Attention:	Christopher Ferguson
Telephone:	(215) 820-9299
Facsimile:	(610) 672-9999

(c)          If to the Senior Lender:

Atalaya Administrative LLC

780 Third Avenue, 27th Floor

New York, New York 10017

Attention:	Michael Bogdan
Telephone:	(212) 527-8183
Facsimile:	(917) 274-1173

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 11. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom given.

12.         Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

13.         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Senior Lender, successors and assigns of the Senior Lender and all future holders of the Senior Debt and their respective successors and assigns and shall be binding upon the successors and assigns of the Junior Lender and Obligors. The Senior Lender, without notice to or consent of the Junior Lender, may assign or transfer any or all of the Senior Debt or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain Senior Debt for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Debt, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto. THE JUNIOR LENDER AND OBLIGOR ACKNOWLEDGE AND AGREE THAT THE SENIOR LENDER AT ANY TIME AND FROM TIME TO TIME MAY DIVIDE AND RESTATE ANY NOTE EVIDENCING THE SENIOR DEBT, THE OBLIGATIONS UNDER THE LOAN AGREEMENT, THE COLLATERAL AND THE SENIOR DEBT DOCUMENTS TO ONE OR MORE OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS IN THE LOAN AGREEMENT. The terms “Senior Lender” in this Agreement include transferees and participants of the Senior Debt and successors and assigns, each of which shall have all rights and benefits of the Senior Lender hereunder. Each transferee and participant of the Senior Debt (to the extent provided in the Credit Agreement) shall have all of the rights and benefits with respect to the Obligations under the Credit Agreement, any notes evidencing Senior Debt, the Collateral, this Agreement and the Senior Debt Documents held by it as fully as the original holder thereof.

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14.         Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one fully-executed instrument. This Agreement may be executed by facsimile transmission, which facsimile signatures shall be considered original executed counterparts for purposes of this Section 14, and each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party to this Agreement.

15.         Defines Rights of Creditors; Obligors’ Obligations Unconditional. The provisions of this Agreement are solely for the purpose of defining the relative rights of the Junior Lender, the Senior Lender and the holders of Senior Debt and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, Obligors. As between Obligors and the Senior Lender, nothing contained herein shall impair the unconditional and absolute obligation of Obligors to the Senior Lender to pay the Senior Debt as such Senior Debt shall become due and payable in accordance with the Senior Debt Documents. The failure of Obligors to make any payment to the Junior Lender due to the operation of this Agreement shall not be construed as prohibiting the occurrence of a Junior Default.

16.         Subrogation. After and subject to the Payment in Full of the Senior Debt, and prior to repayment in full of the Junior Debt, the Junior Lender shall be subrogated to the rights of the Senior Lender to the extent that payments and distributions otherwise payable to the Junior Lender have been applied to the Senior Debt in accordance with the provisions of this Agreement. For purposes of such subrogation, no payments or distributions to the holders of Senior Debt of any cash, property or securities to which the Junior Lender would be entitled except for the provisions of this Agreement, and no payments pursuant to the provisions of this Agreement to the holders of Senior Debt by the Junior Lender, shall, as among any Obligor, its creditors (other than the Senior Lender) and the Junior Lender be deemed to be a payment or distribution by such Obligor to or on account of the Senior Debt; it being understood that the provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Junior Lender, on the one hand, and the Senior Lender and holders of the Senior Debt, on the other hand. The Senior Lender shall have no obligation or duty to protect the Junior Lender’s rights of subrogation arising pursuant to this Agreement or under any applicable law, nor shall the Senior Lender be liable for any loss to, or impairment of, any subrogation rights held by the Junior Lender.

17.         Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Junior Debt Documents or the Senior Debt Documents, the provisions of this Agreement shall control and govern.

18.         Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

19.         Termination. This Agreement shall terminate upon the Payment in Full of the Senior Debt.

20.         Applicable Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

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21.         CONSENT TO JURISDICTION. JUNIOR LENDER AND EACH OBLIGOR EACH HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY IT AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE COURTS OF THE NEW YORK COUNTY, THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR, IF SENIOR LENDER INITIATES SUCH ACTION, IN ADDITION TO THE FOREGOING COURTS, ANY COURT IN WHICH SENIOR LENDER SHALL INITIATE OR TO WHICH SENIOR LENDER OR SHALL REMOVE SUCH ACTION, TO THE EXTENT SUCH COURT OTHERWISE HAS JURISDICTION. JUNIOR LENDER AND EACH OBLIGOR EACH HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS AND CONSENTS IN ADVANCE TO THE JURISDICTION OF SUCH COURTS IN ANY ACTION OR PROCEEDING COMMENCED IN OR REMOVED BY SENIOR LENDER TO ANY OF SUCH COURTS, AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO IT AT THE ADDRESS FOR NOTICES IN SECTION 11 ABOVE. JUNIOR LENDER AND OBLIGOR EACH WAIVES ANY CLAIM THAT ANY COURT HAVING SITUS IN NEW YORK COUNTY, NEW YORK, IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD ANY JUNIOR LENDER OR OBLIGOR, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE PERIOD OF TIME PRESCRIBED BY LAW AFTER THE MAILING THEREOF, IT SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY SENIOR LENDER AGAINST JUNIOR LENDER OR SUCH OBLIGOR, AS THE CASE MAY BE, AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR JUNIOR LENDER AND EACH OBLIGOR SET FORTH IN THIS SECTION 21 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT, BY SENIOR LENDER, OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING, BY SENIOR LENDER, OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND JUNIOR LENDER AND EACH OBLIGOR EACH HEREBY WAIVES THE RIGHT TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

22.         WAIVER OF JURY TRIAL. THE JUNIOR LENDER, EACH OBLIGOR AND THE SENIOR LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE JUNIOR LENDER, EACH OBLIGOR AND THE SENIOR LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE JUNIOR LENDER, EACH OBLIGOR AND THE SENIOR LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

23.         No Third Party Beneficiary. This Agreement is not intended to benefit or confer any rights upon any Obligor or upon any third party (except pursuant to Section 13 hereof).

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24.         Waiver of Consolidation. The Junior Lender acknowledges and agrees that (i) Obligors and any other guarantor of the Obligations are each separate and distinct entities; and (ii) it will not at any time insist upon, plead or seek advantage of any substantive consolidation, piercing the corporate veil or any other order or judgment that causes an effective combination of the assets and liabilities of Obligors and any other guarantor of the Obligations in any Proceeding under the Bankruptcy Code or other similar proceeding.

25.         Consent of Junior Lender. The Junior Lender hereby consents to and authorizes all terms and provisions of the Senior Debt Documents, the creation of the Obligations and the granting of security interests by Obligors in and to the Collateral pursuant to the Senior Debt Documents and otherwise and to all of the transactions contemplated by the Senior Debt Documents, and hereby recognizes that all of the foregoing is authorized and permitted pursuant to the Junior Debt Documents. The Junior Lender and Obligor hereby agree and acknowledge and represent and warrant that none of the foregoing are or shall be considered a violation or breach or default under any of the Junior Debt Documents.

{Signatures appear on the following page.}

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IN WITNESS WHEREOF, the Junior Lender, Obligors and the Senior Lender have caused this Subordination Agreement to be executed as of the date first above written.

JUNIOR LENDER:

/s/ MICHAEL TRAINA
MICHAEL TRAINA

OBLIGORS:

OPTOS CAPITAL PARTNERS, LLC

By:		Focus Venture Partners, Inc., its
sole Member and Manager

	By:	/s/ Christopher Ferguson
Christopher Ferguson
President

FOCUS VENTURE PARTNERS, INC.

By:		/s/ Christopher Ferguson
Christopher Ferguson
President

SENIOR LENDER:

ATALAYA ADMINISTRATIVE LLC

By:		/s/ Michael E. Bogdan
Michael E. Bogdan
Authorized Signatory

Traina Subordination Agreement Signature Page